SERVICE AGREEMENT

THIS SERVICE AGREEMENT is dated as of the 9th day of June, 2008 (the “Agreement”).

BETWEEN:

MANEX RESOURCE GROUP INC.
1100 – 1199 West Hastings Street
Vancouver, BC V6E 3T5

(“Manex”)

AND:

QUATERRA RESOURCES INC.
1100 – 1199 West Hastings Street
Vancouver, BC V6E 3T5

(the “Company”)

WHEREAS:

A.	The Company wishes to retain Manex to provide office space, facilities and equipment, and to provide services with respect to the administrative and corporate affairs of the Company;

B.	Manex has the facilities, resources and expertise available to provide office space, and administrative and corporate services to the Company; and

C.	Manex has agreed to provide office space and administrative, corporate and other services to the Company on the terms and subject to the conditions hereinafter set forth.

NOW THEREFORE in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto covenant and agree with the other as follows:

1.	APPOINTMENT

1.1

The Company hereby appoints Manex and Manex hereby accepts such appointment to provide office space, and administrative, corporate and other services to the Company effective from October 1, 2007 until June 30, 2012 (the “Term”).

2.	CONTRACT WITH OTHERS

2.1

The Parties acknowledge and agree that separate contracts may be executed between the Company and the Company’s senior officers (including, but not limited to, the President, the Vice President and the Chief Financial Officer). Payment for these contracts will be negotiated separately between the Company and each senior officer and is therefore not included in the Basic Rent (as herein defined).

3.	SERVICES

3.1	Manex agrees to provide to the Company the following services (collectively, the

“Services”):

(a)	provision of an address, telephone number, receptionist, meeting and board rooms, appropriate furniture, computer equipment and software, telephone, copiers, fax, and other office related equipment;

(b)	provision of a dedicated office (if required) with appropriate furniture, computer and other related equipment;

(c)

Manex will provide its best efforts with the appropriate administration and accounting services necessary to meet existing regulatory and compliance filings (corporately and for officers and directors); and

(d)	Manex will provide, as requested, corporate strategic and contract advice, corporate finance and financing advice, geological services, investor relations, accounting and administrative services.

3.2

As required by Manex, the Company agrees to subscribe to WhistleBlower Security, Inc., a whistleblower service, and Aprio Inc., a corporate governance software service. Manex receives no commission from these services providers and the Company benefits from the “group rate” negotiated by Manex.

4.	LEGAL SERVICES

4.1	Manex does not provide legal services to the Company and the Company agrees to obtain its own legal advice and counsel.

5.	REMUNERATION

5.1	The Company hereby agrees to pay Manex:

(a)	$8,000 per month in advance for the provision of offices, meeting and boardrooms, receptionist, telephones, address and access to all professional services offered by Manex (the “Basic Rent”);

(b)	$1,500 per month per dedicated office in use by the Company from time to time (the “Specific Rent”); and

(c)	fees for the Services rendered and other charges incurred at the rates outlined at Schedule “A”.

5.2

The Company further agrees to reimburse Manex for the actual out-of-pocket expenses and/or disbursements incurred on behalf of the Company plus 15% thereof by Manex, its consultants, advisors, sub-agents and employees, in connection with the provision of any of the services hereunder including, but not limited to, paper, postage, couriers, parking, coffee, bottled water, pens, binding materials and filing fees, as well as any tax imposed (other than income tax) on any of Manex's fees, out-of-pocket expenses or disbursements (collectively, the “Expenses”), PROVIDED ALWAYS THAT Manex will provide to the Company receipts or vouchers detailing such Expenses and, if the statute implementing any tax imposed obligates Manex to collect and remit that tax, Manex shall be at liberty to add that tax to its accounts as a separate item AND PROVIDED FURTHER that the Company shall advance from time to time and at any time, upon request by Manex, funds sufficient to cover anticipated Expenses to be incurred on behalf of the Company, it being acknowledged by the Company that, in the absence of such advance, Manex may but will not be obligated to cause such Expenses to be incurred on behalf of the Company.

5.3	The Company agrees to reimburse Manex at cost for one time third party costs, including, but not limited to, third party consultants’ reports.

5.4	The Company agrees to pay Manex for travel time of a maximum of eight (8) hours per person per day charged at the rates outlined in Schedule “A”.

5.5	The Company agrees that it is responsible for all business-related taxes including GST and acknowledges that the fees listed in Schedule “A” do not include business-related taxes.

6.	ACCOUNTS

6.1

Manex will provide the Company with an invoice at the beginning of each month detailing the Basic Rent and Specific Rent for that month. Manex will also provide the Company with an invoice in the middle of each month for Services and other charges rendered in the preceding month according to the rates at Schedule “A”, and an additional invoice for Expenses for the preceding month.

6.2

The Company agrees to pay Manex within seven (7) days of receipt of the invoices and agrees to pay interest to Manex on the unpaid balance thereof at the rate of 2% per annum calculated from the seventh (7th) day after receipt of the invoice to the date of payment. Manex may, at its option, immediately cease providing services to the Company in the event of any non-payment of an account or accrued interest thereon. Manex may, without notice in the event of any non-payment of an account or accrued interest thereon, pursue any collection remedy available to it at the cost of the Company including court costs, filing fees and legal costs on a solicitor and his own client basis.

7.	TERMINATION

7.1	Manex may terminate the Agreement with thirty (30) days written notice to the Company.

7.2

The Company may terminate the Agreement by paying Manex an amount equal to the Basic Rent and Specific Rent calculated for a 365 day year commencing October 1 minus that number of days from the beginning of the year (October 1) to the date of written termination notice. Subject to section 7.3, the Company’s liability upon termination will not be greater than twelve months of the Basic Rent and Specific Rent.

7.3

In the event that any person or any person and such person's associates or affiliates, as such terms are defined in the Securities Act (BC), begins a tender or exchange offer, circulates a proxy to shareholders or takes other steps to effect a takeover of the control of the Company, whether by way of a reverse take-over, formal bid, causing the election or appointment of a majority of new directors of the Company or otherwise in any manner whatsoever (“Change of Control”), the Company must pay Manex fifty (50) percent of the value of the remaining number of days for the Term calculated from the date of written notice of termination to the end of the Term.

7.4	In the event of default of either party, the non-defaulting party may terminate the Agreement with thirty (30) days written notice.

8.	NON-DISCLOSURE

8.1

Manex shall not, either before or after the termination of this Agreement, disclose to any person, or make use of itself, any information or trade secrets relating to the Company, its business, policies, methods, scientific data, information or other private affairs which Manex shall have acquired in any manner.

9.	GENERAL

9.1

The Company represents and warrants to Manex that the Company is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the power and capacity to enter into this Agreement and to carry out its terms, and the execution and delivery of this Agreement by the Company has been duly and validly authorized by all necessary corporate action.

9.2

Manex covenants and agrees to provide the Services hereunder in a faithful and diligent manner and to conduct the Services in an efficient, trustworthy and business-like manner to the advantage and benefit of the Company.

9.3	Neither the Agreement nor any rights or benefits arising hereunder are assignable without the prior written consent of the other party.

9.4

Any notices to be given by either party to the other shall be well and sufficiently given if telecopied or delivered personally or if sent by double registered mail, postage prepaid, to the parties hereto at the respective addresses set out above, or to such other address or addresses as the parties hereto may notify to the other from time to time in writing. Such notice shall be deemed to have been given at the time of delivery, if telecopied or delivered in person, or forty-eight (48) hours from the date of posting if mailed from Vancouver, British Columbia.

9.5

This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the Province of British Columbia and the laws of Canada applicable therein.

9.6	This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

9.7

This Agreement is subject to its acceptance for filing on behalf of the Company by the stock exchange upon which the Company’s shares are listed, if the rules and/or policies of such stock exchange require such acceptance for filing.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

MANEX RESOURCE GROUP INC.

Per:	“Lawrence Page” signed
Authorized Signatory

QUATERRA RESOURCES INC.

Per:	“Thomas C. Patton” signed
Authorized Signatory

SCHEDULE “A”: FEES

Basic Rent:	$8,000 per month
Specific Rent:	$1,500 per month

Graphic Arts / Website Maintenance:	If requested, $60 per hour and/or contracted out fees.
Travel Time

Travel time will be charged to the Company according to the hourly rate of each personnel department in this Schedule “A” to a maximum of eight (8) hours per day, or as otherwise outlined for Field Geological Staff.

GST and Other Business Taxes:	The Company is responsible for all business related taxes including GST. The fees noted above are before any business related taxes.
Applicable taxes are not included in service fees.

Rates: The Company will be charged per hour worked or hour traveled as follows:
Position	Rate (per hour)
Geological Staff (Manex Offices)
Senior	$85
Junior	$70
Drafts/Data	$60
Geological Staff (Field)
Senior (10 hour day)	$700
Senior drilling (12 hour day)	$900
Junior (10 hour day)	$500
Junior drilling (12 hour day)	$700
Investor Relations
Senior Manager	$75
Manager	$60
Corporate Secretarial
Senior	$75
Junior	$60
Computer Graphics and Website Maintenance	$60
Accounting
Senior	$80
Junior	$60
Administration	$60